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Exhibit 10.28

ANIKA THERAPEUTICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

        The Non-Employee Director Compensation Policy of Anika Therapeutics, Inc., a Massachusetts company (the "Company"), is effective as of February 1, 2008 (the "Effective Date").

        Following the Effective Date, all non-employee directors shall be paid cash compensation for services provided to the Company as set forth below.

	Annual Retainer	In-Person Attendance Per Meeting	Telephonic Attendance Per Meeting
Board
Chairman of the Board	$35,000	$1,500	$500
Other Directors	$20,000	$1,500	$500
Audit Committee
Committee Chairman	$10,000	$1,000	$500
Committee Members	$5,000	$1,000	$500
Compensation Committee
Committee Chairman	$8,000	$1,000	$500
Committee Members	$4,000	$1,000	$500
Nominating Committee
Committee Chairman	$6,000	$1,000	$500
Committee Members	$3,000	$1,000	$500

        The Annual Retainer will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Amounts owing to non-employee directors as Annual Retainer shall be annualized, meaning that non-employee directors who join the board during the calendar year, shall receive a pro rated amount based on the number of calendar days served by such director. Directors serving on committees of the Board shall receive no additional compensation for attending any committee meeting held in connection with a meeting of the Board of Directors.

        The non-employee directors shall also be eligible to participate in the Company's stock option plans. Following the Effective Date, each person who is initially appointed or elected to the Board of Directors as a non-employee director shall be eligible to receive a grant of stock appreciation rights of a value of approximately $70,000, based on a Black-Scholes analysis (the "Initial Director Grant"), which Initial Director Grant shall vest in four equal annual installments from the date of grant. Following the Effective Date, each person who is re-elected to the Board of Directors as a non-employee director shall be eligible to receive a grant of restricted stock units of a value of approximately $30,000, based on a Black Scholes analysis (the "Annual Director Grant"), which Annual Director Grant shall vest in three equal annual installments from the date of grant. The Initial Director Grant and Annual Director Grant shall become immediately exercisable upon the death, disability or retirement of a director who is in good standing or upon a change in control of the Company. Any non-employee director in good standing who resigns from the Board of Directors shall have all unvested equity accelerated in full. In addition, the form of stock appreciation rights agreement and restricted stock unit agreement, as applicable, will give directors up to one year following cessation of service as a director to exercise the awards, as applicable, provided that the director has not been removed for cause. All of the foregoing awards will be granted at fair market value on the date of grant.

        The foregoing compensation will be in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board of Directors.

        All non-employee directors shall hold equity of the Company equal to three times (3x) the non-employee director's annual retainer to be achieved within five (5) years.

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  Exhibit 10.28
ANIKA THERAPEUTICS, INC. NON-EMPLOYEE DIRECTOR COMPENSATION POLICY